Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Stephen P. Hall
Chief Financial Officer
(336) 290-8721

TriPath Imaging, Inc. Announces Accelerated Vesting of
Certain “Out-of-the Money” Options

Burlington, N.C., June 1, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH), announced today that on May 31, 2005 its Board of Directors, upon the recommendation of the Compensation Committee, approved the accelerated vesting of stock options that were both unvested and “out-of-the-money” and held by current employees, officers and directors with exercise prices greater than or equal to $8.89, which is $0.25 higher than the closing sales price of TriPath’s common stock on the Nasdaq National Market on May 27, 2005. As a result of this vesting acceleration, options to purchase approximately 660,000 shares of TriPath common stock have become fully vested, including approximately 440,000 options held by officers at vice president level and above and approximately 20,000 options held by non-employee directors.

In order to avoid unintended personal benefits, and as a condition to the acceleration, TriPath has required that officers at vice-president level and above and non-employee directors agree to refrain from selling any shares acquired upon the exercise of accelerated options (except as necessary to cover the exercise price and satisfy withholding taxes) until the date on which such options would have vested under their pre-acceleration vesting schedule, or if earlier, the individual’s last day of employment or upon a change of control.

The primary purpose of the vesting acceleration is to enable TriPath to minimize future compensation expense associated with the accelerated options upon the Company’s planned adoption of FASB Statement No. 123R, “Share-Based Payment,” effective January 1, 2006. The Company believes that the vesting acceleration will reduce the Company’s aggregate compensation expense in future periods by a total of approximately $2.7 million. The Company also believes that since the accelerated options were “under water,” they may not have been fully achieving their original objective of incentive compensation and employee retention, and the acceleration may have a positive effect on employee morale, retention and perception of option value.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate. For more information on TriPath Imaging please visit our web site at www.tripathimaging.com.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to the Company’s expectations regarding the impact of the accelerated vesting of options on its financial results in future periods and employee morale, retention and perception. Important factors that may affect such forward-looking statements include, without limitation:the possibility that FASB Statement No. 123R (“FAS 123R”) could be changed, amended or interpreted in a manner that would change the Company’s current assessment of the effects of the adoption of FAS 123R on the acceleration of the vesting of stock options and the final results of the closing of the Company’s books for future financial periods; as well as other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2004.